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                                                                   Exhibit 23.01


                              [Letterhead of KPMG]




The Board of Directors
Morton's Restaurant Group, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Morton's Restaurant Group, Inc. of our report dated January 30, 2001 relating to the consolidated balance sheets of Morton's Restaurant Group, Inc. and subsidiaries as of December 31, 2000 and January 2, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2000, which report is incorporated by reference in the December 31, 2000 annual report on Form 10-K of Morton's Restaurant Group, Inc.


                                                  /s/ KPMG LLP

                                                  KPMG LLP

Melville, New York
March 27, 2001